Exhibit 99.1

AT VITAL IMAGES: Mike Carrel Interim Chief Financial Officer (952) 487-9500 www.vitalimages.com	AT R2 TECHNOLOGY: Terry Kinninger Chief Financial Officer (408) 481-5656 www.r2tech.com	AT PADILLA SPEER BEARDSLEY: Nancy A. Johnson/Marian Briggs (612) 455-1700 njohnson@psbpr.com/mbriggs@psbpr.com

FOR IMMEDIATE RELEASE

VITAL IMAGES AND R2 TECHNOLOGY SIGN

JOINT SALES AND MARKETING AGREEMENT

Companies Will Co-Market R2 Technology’s CT Lung CAD Software

Integrated into Vitrea® 2’s CT Lung Visualization Option

MINNEAPOLIS, April 26, 2005—Vital Images, Inc. (NASDAQ: VTAL), a leading provider of enterprise-wide advanced visualization solutions, and R2 Technology, Inc., the market leader in computer-aided detection (CAD) technology, have signed a three-year sales and marketing agreement.  The companies will jointly sell R2 Technology’s ImageChecker® CT Lung CAD software integrated into Vital Images’ recently released CT Lung visualization option. This new agreement will create a technology solution that combines Vital Images’ core competency of advanced visualization with R2’s core competency of CAD.  Additionally, the new agreement will allow for closer collaboration with sales and marketing.

“The Vital Images installed base of over 1,900 licenses provides a ready market for this attractive package,” said Jay D. Miller, Vital Images president and chief executive officer.  “By pairing our CT Lung visualization option with R2 Technology’s innovative lung CAD capabilities, we are providing customers the best of both worlds.  Today, finding lung cancer at an early, more treatable stage is the exception rather than the rule.  Therefore, we are seeing growing interest among radiologists and oncologists in advanced visualization and CAD solutions.”

Vital Images developed the CT Lung visualization option and recently introduced it in Vitrea® 2, Version 3.7.  This application can play an important role in lung cancer diagnosis, monitoring and treatment follow-up comparisons.

R2 Technology is the only company to receive FDA approval for the use of CAD in improving the detection of actionable lung nodules during review of multi-detector CT chest exams.  CAD algorithms examine a CT chest study and automatically mark areas warranting further examination, thereby increasing diagnostic accuracy and physician productivity.  An R2 Technology research study demonstrated that use of the ImageChecker CT Lung CAD system can increase the detection of actionable lung nodules by calling attention to potential abnormalities.

“We are proud of our ImageChecker CT Lung CAD software’s ability to improve nodule detection and physician productivity. We look forward to working with Vital Images to broaden distribution of this unique combination of CAD and advanced visualization solutions,” said John Pavlidis, president and chief executive officer of R2 Technology.

About ImageChecker CT Lung

R2 Technology’s ImageChecker CT Lung CAD application combines innovative lung nodule detection algorithms with a variety of measurement and display tools for more efficient and accurate analysis.  By serving as the physician’s “second pair of eyes”, the ImageChecker CT Lung CAD algorithm automatically highlights potential actionable lung nodules and quickly computes reproducible measurements of detected regions.

About R2 Technology, Inc.

R2 Technology, Inc., headquartered in Sunnyvale, Calif., is a recognized leader in the development and commercialization of computer-aided detection (CAD), an innovative technology that assists radiologists in the earlier detection of breast cancer and in improving the detection of actionable lung nodules. As a medical software company, R2 Technology is developing CAD systems for a variety of imaging modalities and disease states. R2 was given the 2004 Frost and Sullivan Product of the Year award for its innovative CAD product for lung nodule detection for chest Multi-Detector CT exams.
For information, visit http://www.r2tech.com

About Vitrea 2

Vitrea 2 software is Vital Images’ advanced medical imaging software for diagnostic evaluation of computed tomography (CT) and magnetic resonance (MR) image data.  Vitrea 2 software features real-time navigation of 3D volume data, permitting the user to create two and three-dimensional views of human anatomy, and to interactively navigate within these images to better visualize and understand internal structures and disease conditions. In addition, Vitrea 2 software utilizes an intuitive clinical workflow and automatic settings to improve speed and simplicity over other visualization techniques.

About Vital Images

Vital Images, headquartered in Minneapolis, Minnesota, is a leading provider of enterprise-wide advanced visualization solutions for use in disease screening applications, clinical diagnosis and therapy planning. The company’s technology utilizes high-speed volume visualization and analysis, as well as network communications based on DICOM and Internet protocols. Vital Images cost effectively brings 3D visualization and analysis into the day-to-day practice of medicine. Press releases, examples of 3D medical imaging and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the availability of capital and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2004.

Vitrea® is a registered trademark of Vital Images, Inc.

Vital Images disclaims any proprietary interest in the marks and names of others.

ImageChecker is a registered trademark of R2 Technology, Inc.

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